Exhibit 99.1

Investor Contacts:   Tom Tomlinson / Tony Ishaug

Telephone: (952) 944-5600

DEPARTMENT 56 2001 RESULTS EXCEED EXPECTATIONS

February 20, 2002 — Eden Prairie, MN. — Department 56 (NYSE: DFS), a leading collectibles and specialty giftware company, today reported revenue and earnings that exceeded management expectations for the fourth quarter and fiscal year ended December 29, 2001.

For the year, revenues were $200.4 million compared to $234.1 million in the prior year. Net income and diluted earnings per share for the year were $16.0 million and $1.24, respectively, compared to $20.8 million and $1.47 in the prior year.  As previously reported, net income and earnings per share for the year include a $3.0 million pre-tax impairment of the Company’s minority investment in accent furniture manufacturer 2-Day Designs, Inc. taken in the third quarter.

For the quarter, revenues were $56.0 million, compared to $59.0 million in the prior year. Net income and diluted earnings per share in the fourth quarter were $2.9 million and $0.22 per share, respectively, compared to $3.6 million and $0.28, respectively, a year ago.

EBITDA for the full year, excluding the impairment charge noted above, was $48.1 million compared with $55.9 million a year ago. For the fourth quarter, EBITDA was $10.2 million compared to $11.8 million for the same period in 2000.

Commenting on the results, Susan Engel, Chairwoman and Chief Executive Officer, said, “Despite an uncertain retail environment during the 2001 holiday season, we believe that the strength of our brand and product design drove better than expected sales in the fourth quarter. Efforts during the year to identify early our high-interest products and have them available to customers later in the year allowed us to successfully fill reorders while still reducing year-end inventory to record low levels. Equally important, the Company’s focus on aggressive operational management resulted in better than expected operating margins and cash flow during both the fourth quarter and the year.”

Fourth Quarter and Fiscal Year 2001 Highlights

Fourth quarter wholesale revenues for Village and General Giftware products were $21.9 million and $17.6 million, respectively, compared to $37.3 million and $19.8 million, respectively, in the fourth quarter of last year. Retail revenues for the quarter were $16.5 million compared to $1.9 million in the fourth quarter of 2000.

For the full year, wholesale revenues for Village and General Giftware products were $110.3 million and $70.7 million, respectively, compared to $150.2 million and $81.0 million, respectively in the prior year.  Retail revenues for the full year were $19.4 million compared to prior year Retail revenues of $2.9 million.

The Company’s Retail segment is comprised of its Department 56 branded year-round stores, seasonal stores operating under the name “Holidays by Department 56” and, through its acquisition of the business of Axis Corporation, seasonally-operated kiosks operating under the Geppeddo brand. Fiscal 2000 Retail results reflect the operations of two of the Company’s year-round stores, while fiscal 2001 Retail results reflect the operations of three year-round stores, ten seasonal stores and the performance of the Axis business subsequent to the acquisition in the third quarter of 2001.

Gross margin as a percentage of sales was 54.4% for the fourth quarter, compared to 49.7% in the fourth quarter of 2000. For the fiscal year, gross margins of 55.2% were up compared to 53.2% in the prior year. Margins for fiscal 2000 were negatively impacted by the $6.5 million in reserve charges related to 1999 receivables and the Customer Appreciation Discount, as previously discussed. Excluding the impact of the reserve charges and discount program, margins for fiscal 2000 would have been 55.6%.

Selling, General and Administrative expenses for the quarter were $21.9 million, or 39% of sales, compared to $18.7 million, or 32% of sales in the fourth quarter of 2000. For the year, SG&A represented 34% of sales, or $68.6 million, down from $74.2 million, or 32% of sales in the prior year. SG&A for the current year reflects the results of various cost control initiatives, partially offset by increased expenses primarily related to the Company’s retail expansion and increased depreciation primarily resulting from the development of the Company’s extranet.

Interest expense for the quarter was $1.4 million compared to $3.4 million in the fourth quarter of 2000. For the year, interest expense was $7.0 million compared to $11.7 million in the prior year. The decrease in interest expense in both the fourth quarter and full-year periods resulted equally from improved working capital management and a lower interest rate environment.

The Company increased its income tax provision during the fourth quarter of 2001 primarily to reflect the income tax treatment of the impairment charge related to 2-Day Designs discussed above. This resulted in an income tax provision rate of 52.3% for the fourth quarter and 41.2% for fiscal 2001.

Accounts receivable at the end of the year were $23.6 million, a 36% decrease compared to $37.0 million a year ago.  The reduction in accounts receivable is the result of improved collections and lower sales volume.  Inventory levels decreased significantly, from $15.7 million a year ago to $11.2 million at year-end due to a combination of better inventory planning and improved product flow through the Company’s distribution center.

Ms. Engel further commented, “Throughout 2001 we focused on closely managing our costs to maximize earnings and cash flow and we have been very successful on this front, reducing cash SG&A in our wholesale operations below those levels experienced in 1998. Due to our disciplined working capital management, we generated significant operating cash flow and closed out the year in a strong financial position.”

As of December 29, the Company had total debt outstanding of $85.0 million, compared to $105.0 million at the end of 2000.  The Company’s cash balance at year-end was $48.1 million, an increase of $24.4 million when compared to prior year levels of $23.7 million.

Capital Expenditures in the fourth quarter were $0.5 million, bringing the total for the year to $2.9 million.

2002

The Company intends to provide an outlook for fiscal 2002 in conjunction with its release of first quarter 2002 financial results in April. Information on its wholesale orders received during the first quarter of 2002 will also be disclosed at that time. For the last several years the Company has released wholesale order information in February in conjunction with its reporting of prior year results. However, as described below, the Company has implemented certain customer ordering programs that management believes will materially change the timing of customer orders. As a result, the comparability of customer orders to prior year levels through mid-February does not provide a sufficiently accurate guideline for the Company to provide investors with an outlook for 2002 at this time.

During 2001 the Company performed extensive research within its core customer base of gift and collectible stores. In response to this feedback, the Company has designed and implemented new ordering, sales, marketing and operational programs designed to improve the quality of service to its customers. One of the significant objectives of these programs is to guarantee customers a specific time frame for delivery of product based upon the month in which the customer orders. These programs will alter the timing of customer orders within the first quarter and, to a lesser extent, throughout the year.

About Department 56

Department 56, Inc. is a leading collectibles and giftware company known for its lighted Villages, Snowbabies™ figurines and extensive lines of holiday and home decorative products. Its products are sold primarily through gift, specialty and department store retailers in the United States, Canada and Europe. The Company operates three year-round stores and this past year launched seasonal locations in select U.S. malls as part of its retail initiative. In addition, through the recently announced acquisition of the business of Axis Corporation, the Company sells its Geppeddo brand dolls, doll accessories and plush items through seasonally-operated kiosks based in malls and shopping centers throughout North America.

Investors will have the opportunity to listen to the Company’s February 21 conference call over the Internet through StreetEvents at www.companyboardroom.com. To listen to the live call, please go to the web site prior to the 9:00 a.m. EST call. For those who cannot listen to the live broadcast, a replay will be available shortly after the call.

Notes concerning forward-looking statements:

This release contains forward-looking statements about the Company’s performance. These statements are based on management’s estimates, assumptions and projections as of today and are not guarantees of future performance. Any conclusions or expectations expressed in, or drawn from, the statements in this press release concerning matters that are not historical corporate financial results are forward-looking statements that involve risks and uncertainties. Such risks and uncertainties include, among other things, the order volume, number, mix and timing of retailers, retailer inventory policies, and the Company’s ability to forecast and fulfill changes in anticipated product demand. Actual results may vary materially from forward-looking statements and the assumptions on which they are based. The Company undertakes no obligation to update or publish in the future any forward-looking statements. Also, please read the bases, assumptions and factors set out in the last two paragraphs of Item 7 in the Company’s Form 10-K for 2000 dated March 30, 2001, as amended, and filed under the Securities Exchange Act of 1934, all of which is incorporated herein by reference and applicable to the forward-looking statements set forth herein.

DEPARTMENT 56, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

ASSETS

	December 29,	December 30,
	2001	2000
CURRENT ASSETS
Cash and cash equivalents	$48,088	$23,698
Accounts receivable, net	23,584	36,994
Inventories	11,151	15,650
Other current assets	11,328	13,742
Total current assets	94,151	90,084

PROPERTY AND EQUIPMENT, net	29,749	31,796
GOODWILL, TRADEMARKS AND OTHER, net	153,963	150,609
OTHER ASSETS	1,958	5,319
	$279,821	$277,808

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Current portion of long-term debt	$900	$—
Accounts payable	10,811	7,866
Other current liabilities	19,546	16,637
Total current liabilities	31,257	24,503

DEFERRED TAXES	7,717	7,730
LONG-TERM DEBT	84,100	105,000
STOCKHOLDERS’ EQUITY	156,747	140,575

$

279,821

$

277,808

DEPARTMENT 56, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

			52 Weeks	52 Weeks
	Quarter Ended		Ended	Ended
	December 29,	December 30,	December 29,	December 30,
	2001	2000	2001	2000
NET SALES	$56,023	$59,034	$200,447	$234,058
COST OF SALES	25,536	29,699	89,845	109,522

Gross profit	30,487	29,335	110,602	124,536

Selling, general, and administrative expenses	21,884	18,720	68,589	74,166
Amortization of goodwill, trademarks and other	1,251	1,374	5,189	5,486

INCOME FROM OPERATIONS	7,352	9,241	36,824	44,884

Interest expense	1,393	3,386	7,036	11,729
Other, net	(107)	13	2,642	(382)

INCOME BEFORE INCOME TAXES	6,066	5,842	27,146	33,537

INCOME TAXES	3,173	2,220	11,184	12,744

NET INCOME	$2,893	$3,622	$15,962	$20,793

NET INCOME PER SHARE	$0.22	$0.28	$1.24	$1.47

NET INCOME PER SHARE ASSUMING DILUTION	$0.22	$0.28	$1.24	$1.47

WEIGHTED AVERAGE SHARES OUTSTANDING — BASIC	12,896	13,097	12,878	14,110

WEIGHTED AVERAGE SHARES OUTSTANDING — ASSUMING DILUTION	12,920	13,160	12,908	14,164